                                                                      EXHIBIT 21

           LIST OF SUBSIDIARIES OF CORRECTIONS CORPORATION OF AMERICA


First Tier Subsidiaries:      CCA of Tennessee, Inc., a Tennessee corporation
                              Prison Realty Management, Inc., a Tennessee corporation

Second Tier Subsidiaries:     CCA (UK) Ltd., a United Kingdom corporation
                              Corrections Corporation of Canada, Inc., a Canadian corporation
                              CCA International, Inc., a Delaware corporation
                              Viccor Investments PTY. LTD., a Victoria (Australia) corporation
                              Technical and Business Institutes of America, Inc., a Tennessee corporation
                              TransCor Puerto Rico, Inc., a Puerto Rico corporation
                              TransCor America, LLC, a Tennessee limited liability company